Lease Renewal Addendum Number One
Software Technology, Inc.
                                                                   Exhibit 10.10


                    ADDENDUM NUMBER ONE TO AGREEMENT OF LEASE
                                 BY AND BETWEEN
            HUNTING CREEK, LLC, A Delaware limited liability company
            (Formerly Alexandria South Associates, L.P.) AS LANDLORD

                                       AND

           SOFTWARE TECHNOLOGY, INC., A Florida Corporation, AS TENANT

         The above referenced Agreement of Lease dated August 15, 1994 is hereby amended and modified in the following manner:


1. TERM - - Five (5) years beginning on September 1, 1998, the "Lease Commencement Date" and ending on August 31, 2003, the "Lease Expiration Date." 2. BASE ANNUAL RENT - - It is agreed that effective September 1, 1998, the base annual rent shall be Two Hundred Ninety Four Thousand Four Hundred Forty Eight and 00/100 Dollars ($294,448.00), payable in equal monthly installments of Twenty Four Thousand Five Hundred Thirty Seven and 33/100 Dollars ($24,537.33) subject to annual escalations and passthroughs per the existing Agreement of Lease. 3. ADDITIONAL RENT - - Pro rata share of Operating Expense increases over the Operating Expense Amount of the Base Year 1999. 4. TENANT IMPROVEMENTS - - Landlord shall provide, at Landlord's expense, reconfiguration of the Premises in accordance with the plan attached as Exhibit "A" prepared by Architecture & Design Associates, Inc. dated May 18, 1998 and approved by Tenant on May 29, 1998 ("Tenant Approved Plans") utilizing Building standard materials and specifications.

     All Building HVAC, fire and life safety code requirements (including but not limited to sprinklers, exit signs, heatpumps, and VAV boxes) shall be installed and/or relocated as required by "Exhibit A" at Landlord's expense. The Tenant's Premises shall be constructed or modified per "Exhibit A", at Landlord's sole cost and expense, to comply with the requirements of the Americans with Disabilities Act standards (ADA) as required at time of construction permit issuance. NOTE: Alteration and/or installation of phone, computer equipment and cabling shall be excluded from said Tenant Improvements provided by Landlord.

5. TERMINIATION OF LEASE - - Article 21(b)(i) is hereby null and void and is replaced by the following verbiage:

     Landlord may terminate this Lease by giving notice of such termination to Tenant, a) if Tenant is in default due to failure to pay Monthly Payment(s) or Additional Rent when due and Tenant fails to cure such default within ten (10) days after such notice is received; or b) if Tenant fails to cure any non-monetary default within thirty (30) days after such notice (which thirty (30) day period shall be extended for such additional period of time as reasonably may be necessary to cure such default if by its nature such default cannot be cured in such thirty (30) day period, so long as, however, Tenant shall commence to cure such default within such thirty (30) day period and shall proceed diligently to cure same); PROVIDED, HOWEVER, that this Subparagraph may not be invoked while a case under the Bankruptcy Code is pending in which Tenant is the subject debtor, unless Tenant or its Trustee in Bankruptcy is unable to comply with the provisions of Subparagraph 21 (b)(vi), 21 (b)(vii), and 21 (b)(vii). Upon the giving of notice and failure of Tenant to cure within the above-prescribed time, this Lease shall terminate and Tenant shall be obligated to quit and surrender the Premises. Any other notice to quit or notice of Landlord's intention to re-enter is hereby expressly waived by Tenant. If Landlord elects to terminate this Lease under these provisions, all covenants and agreements herein made by Landlord shall cease without prejudice to the right of Landlord to recover from Tenant all rent accrued to the time of termination or recovery of possession of the Premises by Landlord, whichever is later, and any other monetary damages or loss sustained by Landlord, including, but not limited to, loss of rent, costs of advertising, commissions, physical alterations, and rent concessions of any kind.

6. TENANT'S FINANCIAL DATA - - Article 32(o) is amended to provide any needed or requested financial data regarding Tenant or entities or individuals related to Tenant will be acquired by Landlord from Tenants' public filings with the Securities and Exchange Commission. Tenant shall have no obligation to provide information in excess of or addition to the SEC public filings.

7. SIGNAGE - - Article 36 is hereby amended to provide Tenant, at its costs and expense, the right, during the Term and any extensions thereto, to modify and/or replace any existing Tenant signage on the Penthouse of the Building which signage shall be mutually agreeable to both Landlord and Tenant. The specifications for any such modifications and/or replacement must meet existing Fairfax County Zoning Regulations and shall be defined and shall be incorporated as an addendum to the Lease.

8. OPTION TO EXTEND - - Article 38 "Option to Extend" is hereby null and void and is replaced by the following:

     Provided the Tenant is not in default of its Lease terms and conditions, Tenant shall have the right to extend the lease for three (3) additional one (1) year terms at ninety-five percent (95%) of the then current fair market rate, as mutually agreed upon by Landlord and Tenant, but in no event shall the renewal rate be less that the Tenant's then current rental rate in effect at the expiration of the current term. Tenant shall give Landlord no less than one hundred eighty (180) days written notice of its intent to exercise said option to renew.

9. OPTION TO CONTRACT - - Article 39 "Reduction to Size of Premises" is hereby null and void and is replaced by the following verbiage:

     Provided the Tenant is not in default of Lease terms and conditions, at any time during the last three (3) years of the renewal term, Tenant shall have the right to "give back" to the Landlord up to 4,106 rentable square feet of space by providing Landlord with one hundred eighty (180) days prior written notice accompanied by liquidated damages in an amount equal to one hundred twenty five percent (125%) of the unamortized brokerage commissions and Tenant Improvements on a pro-rata basis as applied to the actual square footage contracted amortized at ten percent (10%) interest per annum. The total cost of commissions is $73,612.00 and the total cost of Tenant Improvements is $173,700.00. Such right to contract shall continue during Tenant's renewal periods. In the event Tenant elects to contract, Tenant shall forgo its right of Building signage.

10. RIGHT OF FIRST OFFER - - Provided the Tenant is not in default of the Lease, Tenant shall have the first of offering to lease any space available in the Building (Expansion Area), subject to expansion rights, if any, of existing tenant(s). Tenant shall have five (5) business days from Landlord's written offer to lease the then available Expansion Area at the terms provided by Landlord in the Landlord's offer. Should Tenant elect not to lease the Expansion Area(s), Landlord shall be relieved of any further obligation to Tenant and Landlord shall be free to lease the offered Expansion Area(s) to other tenant(s). However, in the event the Landlord is willing to accept an offer for the Expansion Area(s) at terms materially less advantageous to Landlord than the terms contained in Landlord's offer to Tenant, then Landlord shall advise Tenant of such terms and Tenant shall have five (5) business days from Landlord's notice to lease the available Expansion Area at the terms then deemed acceptable by Landlord.

11. SUBLEASING AND ASSIGNMENT - - The provisions of Article 12 of the Lease notwithstanding, fifty percent (50%) of any net profits from subleasing shall be retained by the Landlord and fifty percent (50%) shall be retained by Tenant. Landlord will provide to subtenant(s) and assignee(s) all rights and services provided for in Tenant's lease.

12. ROOF RIGHTS - - Tenant shall have reasonable access to and use of a portion of the Building roof at no charge to Tenant, specific location to be by mutual agreement, subject to local government codes and coordination with Building management for the installation and maintenance of its communication equipment throughout the term and any extensions thereof. Tenant shall obtain all required permits and submit plans to Landlord for review and approval prior to installation. Upon expiration of the Lease, Tenant shall remove its communication equipment from the roof at Tenant's sole expense, including making all required roof repairs. All roof work required to install and remove said dishes shall be performed by a Landlord-approved contractor so as not to void any existing roof warranty.

13. NON-DISTURBANCE/QUIET ENJOYMENT - - Landlord shall use its best efforts to obtain a non-disturbance agreement from its current lender and from future lenders, which shall not allow for the early termination or any modification of the Lease and its various extensions and options. In no event shall this Lease be void or voidable should Landlord's lender(s) refuse to supply a non-disturbance agreement.

14.  LANDLORD'S ADDRESS FOR NOTICES - -

Landlord's Address for Notice:              Hunting Creek, LLC
                                            ATTN:  William B. Fetsch, Manager
                                            6535 Copa Court
                                            Falls Church, Virginia  22044-1401

With a Copy to:                             Gates, Hudson & Associates, Inc.
                                            3020 Hamaker Court
                                            Suite 301
                                            Fairfax, Virginia 22031

Notice to Tenant:                           Dr. C. Camden McCarl
                                            Manager of DC Engineering
                                            Software Technology, Inc.
                                            5904 Richmond Highway, Suite 610
                                            Alexandria, Virginia 22303

                                            Mr. Stuart P. Dawley
                                            General Counsel
                                            Exigent International, Inc.
                                            1225 Evans Road
                                            Melbourne, Florida  32904-2314
                                            Fax: (407) 952-7555

15. HAZARDOUS MATERIALS REPRESENTATION - - Landlord represents and warrants that the air within the Premises, and any associated common areas, is free, and shall remain free during the term of the Lease, of any concentrations of asbestos or any other hazardous materials that violate federal, state or local regulations or ordinances or present a health threat to Tenant, its employees or agents, ("Hazardous Materials"). Tenant represents and warrants that it will not use Hazardous Materials in or about the Premises.

16. COMMISSION - - The Fred Ezra Company (Broker) is acting solely as agent for the Tenant in this lease transaction, with a fiduciary duty solely to Tenant. Broker is not acting as agent for the Landlord in this transaction, however, Tenant is not liable for the payment of brokerage commissions to either Gates, Hudson & Associates, Inc., or the Fred Ezra Company. Landlord recognizes The Fred Ezra Company as the cooperating broker in this transaction and will compensate the Broker with a market commission according to a separate agreement.

             ALL OTHER TERMS AND CONDITIONS OF THE ABOVE REFERENCED
            AGREEMENT OF LEASE SHALL REMAIN IN FULL FORCE AND EFFECT

WITNESS AS TO LANDLORD:                       LANDLORD:  HUNTING CREEK, LLC


/s/ Robin B. Fetsch                           BY: /s/ William B. Fetsch
----------------------------                      ------------------------------
(Corporate Seal)                                 DATE: 31 - July 1998


ATTEST AS TO TENENT:                          TENANT:  SOFTWARE TECHNOLOGY, INC.
                                                       A FLORIDA CORPORATION

/s/ Don F. Riordan, Jr.                        BY: /s/ B.R. Smedley
----------------------------                      ------------------------------
(Corporate Seal)
                                                  PRINTED NAME: B.R. Smedley
                                                                ----------------
                                                  TITLE: President
                                                         -----------------------
                                                  DATE:  22 - July 1998
                                                         -----------------------


APPROVED FOR GATES, HUDSON & ASSOCIATES, INC.


BY: /s/ Jeffrey G. Weaver, Sr. V.P.
    ---------------------------------